October 17, 2003
Securities and Exchange Commission
450 5th Street N.W.
Washington, D.C. 20549

Dear Sirs

We have been furnished with a copy of the response to Item 4 of Form 8-K for the event that occurred on October 13, 2003, to be filed by our former client, Regma Bio Technologies Limited. We agree with the statements made in response to that
Item  insofar  as  they  relate  to  our  Firm.

Yours faithfully,


/s/ BDO Stoy Hayward

BDO Stoy Hayward